            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 17, 2000
                                 $1,500,000,000

                                     [LOGO]

                      7.15% Global Notes due June 15, 2005
                                  -----------

    We will pay interest on the 7.15% Global Notes on each June 15 and December 15. The first interest payment will be made on December 15, 2000.

    We may redeem some or all of the 7.15% Global Notes at any time at the redemption prices described beginning on page S-5. We may also redeem the 7.15% Global Notes prior to maturity upon the occurrence of certain events involving United States taxation. There is no sinking fund for the 7.15% Global Notes.

    Application will be made to list the 7.15% Global Notes on the Luxembourg Stock Exchange.

                                                                                 PROCEEDS TO
                                                PRICE TO       UNDERWRITING    HEWLETT-PACKARD
                                               PUBLIC (1)        DISCOUNT          COMPANY
                                             ---------------   -------------   ---------------
Per 7.15% Global Note......................      99.666%           .350%           99.316%
Total......................................  $ 1,494,990,000    $  5,250,000   $ 1,489,740,000

(1) Plus accrued interest, if any, from June 9, 2000.

    Delivery of the 7.15% Global Notes in book-entry form only will be made through The Depository Trust Company on or about June 9, 2000. The 7.15% Global Notes have been approved for clearance through the Clearstream Luxembourg (formerly Cedelbank) and Euroclear systems.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful and complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                                  SALOMON SMITH BARNEY

BEAR, STEARNS & CO. INC.

         CHASE SECURITIES INC.

                  GOLDMAN SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                                    THE WILLIAMS CAPITAL GROUP, L.P.

            The date of this prospectus supplement is June 6, 2000.

                                 --------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

                                          PAGE
                                        --------
ABOUT HEWLETT-PACKARD COMPANY.........  S-3

RECENT DEVELOPMENTS...................  S-3

USE OF PROCEEDS.......................  S-4

DESCRIPTION OF THE 7.15% GLOBAL
  NOTES...............................  S-5

UNITED STATES FEDERAL TAXATION........  S-13

                                          PAGE
                                        --------

UNDERWRITING..........................  S-17

NOTICE TO CANADIAN RESIDENTS..........  S-18
VALIDITY OF THE 7.15% GLOBAL
  NOTES...............................  S-19

GENERAL INFORMATION...................  S-19

PROSPECTUS

                                          PAGE
                                        --------
SUMMARY...............................      1

WHERE YOU CAN FIND MORE INFORMATION...      3

RISK FACTORS..........................      4

RATIO OF EARNINGS TO FIXED CHARGES....      4

USE OF PROCEEDS.......................      4

DESCRIPTION OF THE DEBT SECURITIES....      5

DESCRIPTION OF COMMON STOCK...........     14

                                          PAGE
                                        --------

DESCRIPTION OF PREFERRED STOCK........     15

DESCRIPTION OF THE DEPOSITORY
  SHARES..............................     16

DESCRIPTION OF THE WARRANTS...........     18

PLAN OF DISTRIBUTION..................     21

LEGAL MATTERS.........................     22

EXPERTS...............................     22

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT.

                                 --------------

    This prospectus supplement and the accompanying prospectus include specific information given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information about us. We accept full responsibility for the accuracy of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained or incorporated by reference herein misleading, in light of the circumstances in which it was made, in any material respect.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "dollars," "$" and "U.S.$" are to United States dollars.

                         ABOUT HEWLETT-PACKARD COMPANY

    We are a leading global provider of computing and imaging solutions and services for business and home. We are focused on capitalizing on the opportunities of the Internet and the emergence of next-generation appliances, e-services and infrastructure.

    Our major businesses which are accounted for as continuing operations include Imaging and Printing Systems, Computing Systems and IT Services as described below:

    - Imaging and Printing Systems provides laser and inkjet printers (both monochrome and color), mopiers, scanners, all-in-one devices, personal color copiers and faxes, digital senders, wide- and large-format printers, print servers, network-management software, networking solutions, digital photography products, imaging and printing supplies, imaging and software solutions, and related professional and consulting services.

    - Computing Systems provides a broad range of computing systems for the enterprise, commercial and consumer markets. The products and solutions range from mission-critical systems and software to personal computers for the business and home. Major product lines include
      UNIX-Registered Trademark-(1) and PC servers, desktop and mobile personal computers, workstations, software solutions and storage solutions.

    - IT Services provides consulting, education, design and installation services, ongoing support and maintenance, proactive services like mission-critical support, outsourcing and utility-computing capabilities. Our financing capabilities include leasing, automatic technology-refreshment services, solution financing and venture financing.

                              RECENT DEVELOPMENTS

SECOND QUARTER ENDED APRIL 30, 2000

    On May 16, 2000, we announced our financial results for the second quarter ended April 30, 2000. Revenue from continuing operations for the second quarter of fiscal 2000 was $12.0 billion, an increase of 15% from $10.5 billion in the same quarter last year.

    Net revenue for the quarter in the United States was $5.3 billion, an increase of 17% compared with the year-ago quarter. Revenue from outside the United States, which was 56% of our total revenue for the quarter, rose 14% to $6.7 billion. In Europe, revenue for the quarter was $4.2 billion, an increase of 5%, compared with the second quarter of fiscal 1999. In Asia Pacific, revenue for the quarter increased 37% to $1.7 billion, compared with the second quarter of fiscal 1999. In Latin America, revenue for the quarter increased 30% to $0.5 billion, compared with the second quarter of fiscal 1999.

    Net revenue on a business segment basis was as follows:

    - Net revenue from the Imaging and Printing Systems segment grew from $4.7 billion in the second quarter of fiscal 1999 to $5.1 billion in the second quarter of fiscal 2000, or 9%.

    - Net revenue from the Computing Systems segment grew from $4.3 billion in the second quarter of fiscal 1999 to $5.1 billion in the second quarter of fiscal 2000, or 19%.

    - Net revenue from the IT Services segment grew from $1.6 billion in the second quarter of fiscal 1999 to $1.8 billion in the second quarter of fiscal 2000, or 12%.

    Reported earnings per share from continuing operations was $0.79 on a fully diluted basis, on approximately 1.04 billion shares of common stock and common-stock equivalents outstanding. These earnings per share reflect higher expenses related to our Enhanced Early Retirement program, the

------------------------

(1)UNIX-Registered Trademark- is a registered trademark of the Open Group.

spin-off of Agilent Technologies, Inc. and the incremental effect of Stock Appreciation Rights (SARs), partially offset by certain equity gains during the quarter. In calculating earnings per share, we report Agilent Technologies as discontinued operations. Therefore, earnings from our Imaging and Printing Systems, Computing Systems and IT Services businesses represent our earnings from continuing operations for the period. In the second quarter of fiscal 1999, reported earnings per share from continuing operations was $0.73 on a fully-diluted basis.

AGILENT TECHNOLOGIES SPIN-OFF

    On June 2, 2000, we completed the spin-off of Agilent Technologies. We distributed 0.3814 of a share of Agilent Technologies common stock as a dividend on each share of our common stock outstanding as of 5:00 p.m., Eastern Daylight Time, on May 2, 2000, the record date for the distribution. As a result of the distribution of shares of Agilent Technologies common stock, Agilent Technologies is now a fully independent company.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 7.15% Global Notes are estimated to be approximately $1,489,490,000, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

    The net proceeds from the sale of the 7.15% Global Notes will be used for general corporate purposes, which may include repayment of existing indebtedness, acquisitions of products, technology and businesses, capital expenditures and meeting working capital needs. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                     DESCRIPTION OF THE 7.15% GLOBAL NOTES

    The 7.15% Global Notes will be issued under an indenture, dated as of June 1, 2000 between Hewlett-Packard and Chase Manhattan Bank and Trust Company, National Association, as trustee, which indenture is more fully described in the accompanying prospectus. The 7.15% Global Notes are initially being offered in the aggregate principal amount of $1,500,000,000. The following summary of certain provisions of the 7.15% Global Notes and of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Capitalized terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture. The term "Securities," as used in this section, refers to all securities issuable from time to time under the indenture.

GENERAL

    All Securities, including the 7.15% Global Notes, to be issued under the indenture will be senior unsecured obligations of Hewlett-Packard and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. The indenture does not limit the aggregate principal amount of Securities which may be issued under the indenture. We may, without the consent of the holders, increase the aggregate principal amount of 7.15% Global Notes in the future, on the same terms and conditions and with the same CUSIP numbers as the 7.15% Global Notes being offered hereby. Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by us for each series.

    The 7.15% Global Notes will mature at par on June 15, 2005. The 7.15% Global Notes will bear interest from June 9, 2000 at the rate of 7.15% per year. Interest on the 7.15% Global Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. Interest on the 7.15% Global Notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2000, to holders of record of the 7.15% Global Notes on the fifteenth day (whether or not a business day) immediately preceding the related interest payment date. Payments of principal of and interest on the 7.15% Global Notes will be made by us through the trustee to the depositary. See "Description of the Debt Securities--Global Securities" in the accompanying prospectus. Payments of principal, premium, if any, or interest of the 7.15% Global Notes that are not made when due will accrue interest at the annual rate of 7.15% from the required payment date.

    We may redeem some or all of the 7.15% Global Notes at any time at the redemption prices described below under "--Optional Redemption." In addition, we may redeem the 7.15% Global Notes upon the occurrence of certain events involving United States taxation. See "--Redemption for Tax Purposes."

OPTIONAL REDEMPTION

    We will have the right to redeem the 7.15% Global Notes, in whole or in part at any time, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the 7.15% Global Notes to be redeemed. The redemption price will be equal to the greater of (1) 100% of the principal amount of the 7.15% Global Notes to be redeemed and (2) the sum, as determined by the Quotation Agent (as defined below), of the present value of the principal amount of the 7.15% Global Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date (the "Remaining Life") discounted from the scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 12.50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

    If money sufficient to pay the redemption price of and accrued interest on the 7.15% Global Notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after the redemption date, interest will cease to accrue on such 7.15% Global Notes (or such portion thereof) called for redemption and the 7.15% Global Notes will cease to be outstanding. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

    If less than all of the 7.15% Global Notes of a series are to be redeemed, the trustee will select the 7.15% Global Notes for redemption on a pro rata basis, by lot or by such other method as the trustee deems appropriate and fair. No 7.15% Global Notes of $1,000 or less will be redeemed in part.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

    "Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

    "Quotation Agent" means the Reference Treasury Dealers.

    "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer), Hewlett-Packard shall substitute therefor another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to certain exceptions and limitations set forth below, pay to the holder of any 7.15% Global Note who is a United States Alien (as defined below), as additional interest, such additional amounts as may be necessary in order that every net payment on such 7.15% Global Note (including payment of the principal of and interest on such 7.15% Global Note) by us or our specified paying agent, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided in such 7.15% Global Note to be then due and payable. However, our obligation to pay additional amounts will not apply to:

(1) any tax, assessment or other governmental charge that would not have been so imposed but for:

    - the existence of any present or former connection between such holder or beneficial owner of such 7.15% Global Note (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident of the United States or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein; or

    - such holder's or beneficial owner's past or present status as a personal holding company, foreign personal holding company, foreign private foundation or other foreign tax-exempt organization with respect to the United States, controlled foreign corporation for United States tax purposes or corporation that accumulates earnings to avoid United States Federal income tax;

(2) any estate, inheritance, gift, excise, sales, transfer, wealth or personal property tax or any similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of a 7.15% Global Note for payment more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(4) any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a 7.15% Global Note;

(5) any tax, assessment or other governmental charge required to be withheld by any paying agent from a payment on a 7.15% Global Note, if such payment can be made without such withholding by any other paying agent;

(6) any tax, assessment or other governmental charge that would not have been imposed but for a failure to comply with applicable certification, information, documentation, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a 7.15% Global Note if such compliance is required by statute or regulation of the United States or by an applicable tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(7) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10% or more of the combined voting power of all classes of stock of Hewlett-Packard;

(8) any tax, assessment or governmental charge that would not have been imposed or withheld but for the treatment of the interest by Hewlett-Packard as contingent interest described in Section 871(h)(4) of the Internal Revenue Code of 1986, as amended;

(9) any tax, assessment or governmental charge that would not have been imposed or withheld but for an election by the holder the effect of which is to make the payment of the principal of, or interest (or any other amount) on, a 7.15% Global Note by Hewlett-Packard or a paying agent subject to United States Federal income tax; or

(10) any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

    In addition, we shall not be required to pay additional amounts on a 7.15% Global Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to additional amounts (or payment of additional amounts would not have been necessary) had such beneficiary, settlor, member or beneficial owner been the holder of such 7.15% Global Note.

    For the purposes above, a "United States Alien" means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary, of a foreign estate or trust. "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

REDEMPTION FOR TAX PURPOSES

    We may, at our option, redeem, as a whole, but not in part, the 7.15% Global Notes on not less than 30 nor more than 60 days' prior notice to the holder of record at a redemption price equal to 100% of their principal amount, together with interest accrued to the redemption date if either of the following occurs:

(1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in the official application (including a ruling by a court of competent jurisdiction in the United States) or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the consummation of this offering, we become or will become obligated to pay additional amounts as described above under "--Payment of Additional Amounts;" or

(2) any act is taken by a taxing authority of the United States on or after the consummation of this offering, whether or not such act is taken with respect to us or any affiliate, that results in a substantial likelihood that we will or may be required to pay such additional amounts.

    However, in order to redeem the 7.15% Global Notes pursuant to this provision we will be required to determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of commercially reasonable measures available to us, not including substitution of the obligor under the 7.15% Global Notes or any action that would entail a material cost to us. We may not redeem unless we shall have received an opinion of counsel to the effect that because of an act taken by a taxing authority of the United States (as discussed above) such an act results in a substantial likelihood that we will or may be required to pay additional amounts described above and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the 7.15% Global Notes pursuant to their terms.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

    A beneficial owner of a 7.15% Global Note will generally be subject to the 30% United States Federal withholding tax that generally applies to payments of interest on a registered form debt obligation issued by a United States person, unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

    EXEMPTION FOR UNITED STATES ALIENS (IRS FORM W-8). A beneficial owner of a 7.15% Global Note that is a United States Alien can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service ("IRS") Form W-8 (Certificate of Foreign Status). See "United States Federal Taxation--Tax Consequences to Non-United States Persons."

    EXEMPTION FOR UNITED STATES ALIENS WITH EFFECTIVELY CONNECTED INCOME (IRS FORM 4224). A beneficial owner of a 7.15% Global Note that is a United States Alien, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a 7.15% Global Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS
Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

    EXEMPTION OR REDUCED RATE FOR UNITED STATES ALIENS ENTITLED TO THE BENEFITS OF A TREATY (IRS FORM 1001). A beneficial owner of a 7.15% Global Note that is a United States Alien entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate).

    EXEMPTION FOR NON-UNITED STATES ALIENS (IRS FORM W-9). A beneficial owner of a 7.15% Global Note that is not a United States Alien can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

    UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE. A beneficial owner of a 7.15% Global Note, or, in the case of IRS Forms 1001 and 4224, its agent, is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the 7.15% Global Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the 7.15% Global Note, the IRS form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which a 7.15% Global Note is held must submit, on behalf of the beneficial owner, the IRS form (or in certain cases a copy of the IRS Form) under applicable procedures to the person through which it holds the 7.15% Global Note, until the IRS form is received by the United States person who would otherwise be required to withhold United States Federal income tax from interest on the 7.15% Global Note. For example, in the case of 7.15% Global Notes held through Euroclear or Cedel Bank, the IRS form (or a copy of the IRS
Form) must be received by the U.S. depositary of such clearing agency. Applicable procedures include additional certification requirements if a beneficial owner of the 7.15% Global Note provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the 7.15% Global Note on its behalf. See "United States Federal Taxation--Tax Consequences to Non-United States Persons."

    New withholding regulations issued by the IRS on October 14, 1997, which will be effective for payments made after December 31, 2000, make certain modifications to the certification procedures applicable to United States Aliens. In particular the regulations will replace IRS Forms W-8, 4224 and 1001 with various revised IRS Forms W-8. IRS Forms W-8, 4224 and 1001 will be invalid after December 31, 2000 and holders of the 7.15% Global Notes will be required to file the appropriate revised Form W-8 to comply with the certification requirements under the new withholding regulations. Prospective investors should consult their tax advisors regarding the certification requirements for United States Aliens.

    EACH HOLDER OF A 7.15% GLOBAL NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE 7.15% GLOBAL NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM US DESCRIBED UNDER THE SUBHEADING "--PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE ABOVE DISCUSSION DOES NOT DEAL WITH ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE 7.15% GLOBAL NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF THE 7.15% GLOBAL NOTES.

BOOK-ENTRY NOTES

    THE DEPOSITARY, CLEARSTREAM LUXEMBOURG AND EUROCLEAR. Upon issuance, the 7.15% Global Notes will be represented by one or more fully registered global notes. Each global note will be deposited with The Depository Trust Company, as depositary, and registered in the name of Cede & Co. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the depositary to a nominee of such depositary. Investors may elect to hold interests in the global notes through either:

    - the depositary in the United States; or

    - Clearstream Banking, Clearstream Luxembourg (formerly Cedelbank); and

    - Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, referred to in this prospectus supplement as Euroclear,

if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear, referred to in this prospectus supplement in such capacities, as the U.S. depositaries.

    Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, referred to in this prospectus supplement as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

    Distributions with respect to the 7.15% Global Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

    Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, referred to in this prospectus supplement as Euroclear participants, and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

    Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, referred to in this prospectus supplement as the Euroclear operator, under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation, referred to in this prospectus supplement as the cooperative. All operations are conducted by the Euroclear operator, and all

Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. The Euroclear operator is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to in this prospectus supplement as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    Distributions with respect to the 7.15% Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

    GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES. Initial settlement for the 7.15% Global Notes will be made in immediately available funds. Secondary market trading between the depositary participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving 7.15% Global Notes in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositary.

    Because of time-zone differences, credits of 7.15% Global Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the depositary settlement date. Such credits or any transactions in such 7.15% Global Notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of 7.15% Global Notes by or through a Clearstream participant or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

    Although the depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of 7.15% Global Notes among participants of the depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

NOTICES, DEFINITIVE NOTES AND TRANSFERS

    Notices to holders of the 7.15% Global Notes will be sent by mail to the registered holders. In addition, so long as the 7.15% Global Notes are listed on the Luxembourg Stock Exchange, notices will be published in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

    In the event certificated 7.15% Global Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of The Chase Manhattan Bank or its successor as paying agent in Luxembourg with respect to the 7.15% Global Notes. The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive 7.15% Global Note, so long as the applicant shall furnish to us and the trustee such security or indemnity as may be required by them to save us and the trustee harmless and such evidence of ownership of such 7.15% Global Note as they may require.

    We have appointed The Chase Manhattan Bank as a paying agent in Luxembourg with respect to the 7.15% Global Notes. As long as the 7.15% Global Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in accordance with the first paragraph above under this subheading.

    As provided in the indenture and subject to certain limitations therein set forth, the 7.15% Global Notes are transferable, in whole or in part, upon surrender of the 7.15% Global Notes for registration of transfer at the corporate trust office of the trustee in The City of New York, or, in the event definitive 7.15% Global Notes are issued and so long as the 7.15% Global Notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar, and thereupon one or more new 7.15% Global Notes, for the aggregate principal amount being transferred, will be issued to the designated transferee, and a new 7.15% Global Note for any amount not being transferred will be issued to the transferor.

DEFEASANCE

    The provisions of the indenture relating to defeasance and covenant defeasance described under the caption "Description of Debt
Securities--Satisfaction & Discharge; Defeasance" in the attached prospectus will apply to the 7.15% Global Notes.

SINKING FUND

    There will not be a sinking fund for the 7.15% Global Notes.

                         UNITED STATES FEDERAL TAXATION

    The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the 7.15% Global Notes. This summary provides general information only and is directed solely to original beneficial owners who purchase the 7.15% Global Notes at the "issue price," that is, the first price at which a substantial amount of the 7.15% Global Notes is sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding the 7.15% Global Notes in connection with a hedging, "straddle," conversion or other integrated transaction or persons who have ceased to be either United States citizens or are taxed as resident aliens. Persons considering the purchase of 7.15% Global Notes should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequence arising under the laws of any state, local or foreign taxing jurisdiction.

                   TAX CONSEQUENCES TO UNITED STATES PERSONS

    For purposes of the following discussion, a "United States person" means a beneficial owner of a note that is, for United States federal income tax purposes:

    - a citizen or resident of the United States; or

    - a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state or the District of Columbia; or

    - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    Partnerships are subject to special tax rules and should contact their own tax advisors.

PAYMENTS OF INTEREST

    Interest on a 7.15% Global Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES

    Upon the sale, exchange, redemption or retirement of a 7.15% Global Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the United States person's adjusted tax basis in the 7.15% Global Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the 7.15% Global Note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above. A United States person's adjusted tax basis in a 7.15% Global Note generally will equal the cost of the 7.15% Global Note to the United States person.

    Gain or loss realized on the sale, exchange or redemption of a 7.15% Global Note will be capital gain or loss. Prospective investors should consult their own tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a 7.15% Global Note and to payments of proceeds of the sale or redemption of a 7.15% Global Note to certain non-corporate United States persons. Hewlett-Packard, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31% of such payment if:

    - the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required;

    - fails to certify, under penalty of perjury, that such United States person is not subject to backup withholding; or

    - otherwise fails to comply with the applicable requirements of the backup withholding rules.

    Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

                 TAX CONSEQUENCES TO NON-UNITED STATES PERSONS

    As used herein, the term "non-United States person" means a beneficial owner of a note that is, for United States federal income tax purposes:

    - a nonresident alien individual; or

    - a foreign corporation; or

    - an estate or trust that is not taxable in the United States on its worldwide income.

INCOME AND WITHHOLDING TAX FOR NON-UNITED STATES PERSONS

    The discussion under this heading is subject to the discussion of backup withholding below.

    Payments of principal and interest on a 7.15% Global Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest:

    (a) each of the following conditions is met:

       (1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of Hewlett-Packard stock entitled to vote, and

       (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, and either

           - the beneficial owner of the note provides an IRS Form W-8 or W-8 BEN certifying to the person otherwise required to withhold United States federal income tax from such interest that it is not an United States person and provides its name and address; or

           - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds an interest in the note certifies to the person otherwise required to withhold United States federal income tax from such interest that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; or

    (b) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner or such owner's agent provides an IRS
       Form 1001 or W-8 BEN claiming the exemption; or

    (c) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner or such owner's agent provides an IRS Form 4224 or W-8 ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false. Some of these procedures will change after December 31, 2000.

    A non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange, redemption or other disposition of a 7.15% Global Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange, redemption or other disposition occurs and certain other conditions are met.

    A 7.15% Global Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Hewlett-Packard stock entitled to vote and, at the time of such individual's death, the income on the 7.15% Global Note would not have been effectively connected with a United States trade or business of the individual.

    If a non-United States person owning a 7.15% Global Note is engaged in a trade or business in the United States, and if interest on the 7.15% Global Note (or gain realized on its sale, exchange, redemption or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a 7.15% Global Note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

    Each owner of a 7.15% Global Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the 7.15% Global Note may be subject to United States withholding tax at a 30% rate, and the owner will not be entitled to any additional amounts from us described under the heading "Description of the 7.15% Global Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to a non-United States person that owns a 7.15% Global Note. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of 7.15% Global Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by us or a paying agent to an owner in respect of a 7.15% Global Note if the certifications described above are received, provided in each case that we or the paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments of the proceeds from the sale, exchange, redemption or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

    New Treasury Regulations, which generally apply to payments made after December 31, 2000, modify the foregoing rules in certain respects. Non-United States persons owning notes should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, both under current Treasury Regulations and the new Treasury Regulations. Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

    Interest on a 7.15% Global Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

    The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the 7.15% Global Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                                  UNDERWRITING

    Under the terms and conditions contained in an underwriting agreement dated June 6, 2000, we have agreed to sell to the underwriters named below, for which Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Goldman, Sachs & Co., Morgan
Stanley & Co. Incorporated, and The Williams Capital Group, L.P. are acting as representatives, and each underwriter has agreed to purchase, the following respective principal amounts of the 7.15% Global Notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT OF
UNDERWRITER                                                   7.15% GLOBAL NOTES
                                                              -------------------
Credit Suisse First Boston Corporation......................     $  637,500,000
Salomon Smith Barney Inc. ..................................        637,500,000
Bear, Stearns & Co. Inc. ...................................         52,500,000
Chase Securities Inc. ......................................         52,500,000
Goldman, Sachs & Co. .......................................         52,500,000
Morgan Stanley & Co. Incorporated...........................         52,500,000
The Williams Capital Group, L.P. ...........................         15,000,000
                                                                 --------------
  Total.....................................................     $1,500,000,000
                                                                 ==============

    The underwriting agreement provides that the underwriters are obligated to purchase all of the 7.15% Global Notes if any are purchased. In addition, the underwriting agreement provides that if an underwriter defaults on its purchase obligations, and such underwriter's purchase commitment was less than 10% of the aggregate amount of 7.15% Global Notes, the purchase commitments of non-defaulting underwriters shall be increased. If the defaulting underwriter's purchase commitment was more than 10% of the aggregate principal amount of the 7.15% Global Notes, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the 7.15% Global Notes may be terminated.

    The underwriters propose to offer the 7.15% Global Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of .225% of the principal amount per 7.15% Global Note. The underwriters and selling group members may allow a discount of .20% of such principal amount per 7.15% Global Note on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed.

    We estimate that our out-of-pocket expenses for this offering will be approximately $250,000.

    We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in that respect.

    Application will be made to list the 7.15% Global Notes on the Luxembourg Stock Exchange. There can be no assurance that the listing will be obtained.

    Each underwriter severally represents and agrees that:

(1) it has not offered or sold, and prior to the date that is six months after the date of issue of the 7.15% Global Notes will not offer or sell, any 7.15% Global Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(2) it has and will continue to comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the 7.15% Global Notes in, from or otherwise involving the United Kingdom; and

(3) it has only issued or passed on and will only issue or pass on in the United Kingdom this prospectus supplement (or any other document received by it in connection with the issuance of the 7.15% Global Notes) to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom this prospectus supplement or such other document may otherwise lawfully be issued or passed on.

    Purchasers of the 7.15% Global Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover page.

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934:

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of 7.15% Global Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the 7.15% Global Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the 7.15% Global Notes to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Luxembourg Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Several of the underwriters and their affiliates have provided investment and commercial banking services to us in the past, and the underwriters and their affiliates may provide these services in the future. Chase Manhattan Bank and Trust Company, National Association, the trustee for the 7.15% Global Notes, is an affiliate of Chase Securities Inc.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the 7.15% Global Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of 7.15% Global Notes are effected. Accordingly, any resale of the 7.15% Global Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the 7.15% Global Notes.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of 7.15% Global Notes in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such 7.15% Global Notes without the benefit of a prospectus qualified under such securities laws,
(ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of 7.15% Global Notes to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any 7.15% Global Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of 7.15% Global Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of 7.15% Global Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the 7.15% Global Notes in their particular circumstances and with respect to the eligibility of the 7.15% Global Notes for investment by the purchaser under relevant Canadian legislation.

                       VALIDITY OF THE 7.15% GLOBAL NOTES

    The validity of the 7.15% Global Notes will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. The underwriters have been represented by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                              GENERAL INFORMATION

    Application will be made to list the 7.15% Global Notes on The Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of Hewlett-Packard and a legal notice relating to the issuance of the 7.15% Global Notes will be deposited prior to listing with the GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the indenture and our Annual Report on Form 10-K for the fiscal year ended October 31, 1999, our quarterly report on Form 10-Q for the quarter ended January 31, 2000, as well as all other documents incorporated by reference herein, including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the 7.15% Global Notes are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of Banque Internationale a Luxembourg. Banque Internationale a Luxembourg will act as a contact between the Luxembourg Stock Exchange and us or the holders of the 7.15% Global Notes.

    Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of our knowledge and belief, there has been no material adverse change in our financial position on a consolidated basis since January 31, 2000.

    Other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of our knowledge and belief, we are not a party to any legal or arbitration proceedings (including any that are pending or threatened) that are material in the context of issuance of the 7.15% Global Notes.

    Resolutions relating to the issue and sale of the 7.15% Global Notes were adopted by the Executive Committee of the Board of Directors of Hewlett-Packard on February 11, 2000 and by written consent of the Debt Subcommittee of Hewlett-Packard on June 6, 2000.

    The 7.15% Global Notes have been assigned CUSIP No. 428236 AD 5 and ISIN No. US428236AD53.

PROSPECTUS
                                 $3,000,000,000
                            HEWLETT-PACKARD COMPANY

                      By this prospectus, we may offer --

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS

            SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.

Our common stock is listed on the New York Stock Exchange under the symbol "HWP." On March 15, 2000, the reported last sale price of our common stock on the New York Stock Exchange was $132.00 per share.

                            ------------------------

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated March 17, 2000

                                    SUMMARY

    This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

HEWLETT-PACKARD COMPANY

    We were originally incorporated in California in 1947. In 1998, we were reincorporated in Delaware. Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Our telephone number is (650) 857-1501.

THE SECURITIES WE MAY OFFER

    We may offer up to $3,000,000,000 of debt securities, common stock, preferred stock, depositary shares and warrants. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

    We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. Our agents and we reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities and any applicable fee, commission or discount arrangements with them.

DEBT SECURITIES

    We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Senior debt generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same rank as, or is expressly junior to the subordinated debt securities.

    The senior and subordinated debt will be issued under separate indentures between Hewlett-Packard and Chase Manhattan Bank and Trust Company, National Association, as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures that are exhibits to our Registration Statement No. (333-30786) and to read our recent annual report and quarterly report. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

  GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

       - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

       - The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

       - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may request in writing that we enter into a supplemental indenture with the trustee to change certain of our obligations or your rights concerning the debt; but to change the payment of principal, interest or to adversely effect the right to convert or certain other matters, every holder in that series must consent.

       - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

    EVENTS OF DEFAULT

    Each of the following is an event of default under the indentures:

    - Principal not paid when due,

    - Failure to make sinking fund payment for 30 days,

    - Failure to pay interest for 30 days,

    - Covenants not performed for 90 days after notice,

    - Bankruptcy, insolvency or reorganization, and

    - Any other event of default in the indenture.

    REMEDY

    Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal immediately payable. Under certain circumstances, however, the holders of a majority in principal amount may rescind this action.

  GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

    The indenture relating to the senior debt securities contains covenants restricting our ability to incur liens and enter into sale and lease-back transactions.

  GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

    The subordinated debt securities will be subordinated to all senior debt.

COMMON STOCK

    We may issue our common stock, par value $0.01 per share. Holders of common stock are entitled to receive dividends declared by our board of directors or an authorized committee of our board of directors. Currently, we pay a dividend of $0.16 per share per quarter. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights. Holders of common stock have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue our preferred stock, par value $0.01 per share, in one or more series. Our board of directors, or an authorized committee of our board of directors, will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

WARRANTS

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Securities and Exchange Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov. These materials also may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012.

    The Commission allows us to "incorporate by reference" the information we filed with it, which means that we can disclose important information by referring you to our filings with the Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

       - Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

       - Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2000.

       - The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on or about November 6, 1957, and any amendment or report filed for the purpose of updating this description.

    We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Investor Relations Department

       Hewlett-Packard Company

       3000 Hanover Street

       Palo Alto, California 94304

       (650) 857-1501

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

    Before participating in this offering you should carefully consider the risks discussed in the section of our Form 10-Q for the fiscal quarter ended January 31, 2000, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That Could Affect Future Results," which is incorporated in this document by reference.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                 THREE MONTHS
                                     ENDED
                                  JANUARY 31,                  FISCAL YEAR ENDED OCTOBER 31,
                              -------------------   ----------------------------------------------------
                                2000       1999       1999       1998       1997       1996       1995
                              --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed
  charges...................   12.8x      15.4x      13.7x      11.4x      12.1x       7.8x      11.0x

    These computations include our consolidated subsidiaries included in continuing operations and us. For these ratios, "earnings" represents earnings from continuing operations before taxes, adjusted for minority interest in income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees, plus fixed charges from continuing operations. Fixed charges consist of:

    - interest expense on all indebtedness,

    - amortization of debt discounts or premiums, and

    - a reasonable approximation of the interest factor deemed to be included in rental expense.

                                USE OF PROCEEDS

    Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, which may include repayment of existing indebtedness, acquisitions of products, technology and businesses, capital expenditures and to meet working capital needs. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       DESCRIPTION OF THE DEBT SECURITIES

    The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

    The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement, which includes the prospectus. In this description of the debt securities, the words "Hewlett-Packard," "we," "us" or "our" refer only to Hewlett-Packard Company and not to any of our subsidiaries.

GENERAL

    Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.

    The prospectus supplement will set forth:

    - whether the debt securities are senior or subordinated,

    - the offering price,

    - the title,

    - any limit on the aggregate principal amount,

    - the person who shall be entitled to receive interest, if other than the record holder on the record date,

    - the date the principal will be payable,

    - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

    - the interest rate, if any, payable on overdue installments of principal, premium or interest,

    - the place where payments shall be made,

    - any mandatory or optional redemption provisions,

    - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,

    - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,

    - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,

    - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

    - any defeasance provisions if different from those described below under "Satisfaction and Discharge--Defeasance,"

    - any conversion or exchange provisions,

    - whether the debt securities will be issuable in the form of a global security,

    - any subordination provisions if different from those described below under "Subordinated Debt Securities,"

    - any paying agents, authenticating agents or security registrars,

    - any guarantees on the debt securities,

    - any security for any of the debt securities,

    - any deletions of, or changes or additions to, the events of default or covenants, and

    - any other specific terms of such debt securities.

    Unless otherwise specified in the prospectus supplement:

    - the debt securities will be registered debt securities, and

    - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or multiples of $1,000.

    Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

    Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

    In the event of any potential redemption of debt securities of any series, we will not be required to:

    - issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

    - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

    We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

    The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

    - be registered in the name of a depositary that we will identify in a prospectus supplement,

    - be deposited with the depositary or nominee or custodian, and

    - bear any required legends.

    No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

    - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

    - an event of default is continuing, or

    - any other circumstances described in a prospectus supplement.

    As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

    - entitled to have the debt securities registered in their names,

    - entitled to physical delivery of certificated debt securities, and

    - considered to be holders of those debt securities under the indenture.

    Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

    Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

    Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

    The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

    We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

    - 10 business days prior to the date the money would be turned over to the state, or

    - at the end of two years after the payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

    - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

    - the successor assumes our obligations on the debt securities and under the indentures,

    - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

    - certain other conditions are met.

EVENTS OF DEFAULT

    Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

    (1) failure to pay principal of or any premium on any debt security of that series when due,

    (2) failure to pay any interest on any debt security of that series for 30 days when due,

    (3) failure to make any sinking fund payment for 30 days when due,

    (4) failure to perform any other covenant in the indenture that continues for 90 days after we are given the notice required in the indenture,

    (5) our bankruptcy, insolvency or reorganization, and

    (6) any other event of default specified in the prospectus supplement.

    An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

    If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

    After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

    Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

    (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

    (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

    (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

    Holders may, however, sue to enforce the payment of principal, premium or interest on or after the due date without following the procedures listed in (1) through (3) above.

    We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

    The trustee and we may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:

    - providing for a successor of our company to assume the covenants under the indenture,

    - adding covenants or events of default,

    - making certain changes to facilitate the issuance of the securities,

    - securing the securities,

    - providing for a successor trustee,

    - curing any ambiguities or inconsistencies,

    - permitting or facilitating the defeasance and discharge of the securities, and

    - other changes specified in the indenture.

    However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

    - change the stated maturity of any debt security,

    - reduce the principal, premium, if any, or interest on any debt security,

    - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

    - change the place of payment or the currency in which any debt security is payable,

    - impair the right to sue for any payment after the stated maturity or redemption date,

    - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities,

    - adversely affect the right to convert any debt security, or

    - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

    Each indenture contains a provision that permits us to elect either or both of the following:

    - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

    - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:

       (1) the limitations on sale and lease-back transactions under the senior indenture,

       (2) the limitations on secured debt under the senior indenture,

       (3) covenants as to payment of taxes and maintenance of properties, and

       (4) the subordination provisions under the subordinated indenture.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

    If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.

NOTICES

    Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

    The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

    The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SENIOR DEBT SECURITIES

    The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated senior debt.

    COVENANTS IN THE SENIOR INDENTURE

    LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not secured equally and ratably would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.

    LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this Section, neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

    (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

    (2) an amount equal to the greater of the following amounts is applied within 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

    - the net proceeds from the sale,

    - the attributable debt with respect to the sale and lease-back transaction.

    However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply to net proceeds from this sale and lease-back transaction as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:

    - the total amount of the sale and lease-back transactions, and

    - the total amount of secured debt.

    DEFINITIONS RELATING TO THE SENIOR DEBT SECURITIES

    "attributable debt" with regard to a sale and lease-back transaction means the lesser of:

    (1) the fair market value of such property as determined in good faith by our board of directors, or

    (2) discounted present value of all net rentals under the lease.

    "consolidated net tangible assets" means total assets, less reserves, after deducting:

    (1) total current liabilities, excluding:

       - notes and loans payable,

       - current maturities of long-term debt,

       - current maturities of capital leases, and

    (2) certain intangible assets, to the extent included in total assets.

    "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

    "nonrecourse obligation" means indebtedness substantially related to:

    - the acquisition of assets not previously owned by us or any restricted subsidiary, or

    - the financing of any project involving the development of our or any of our restricted subsidiary's property in which the only recourse is to the assets acquired with the proceeds of the transaction or the project financed with the proceeds of the transaction.

    "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of .75% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

    "restricted subsidiary" means any subsidiary that owns any principal property, but does not include:

    - any subsidiary primarily engaged in financing receivables or in the finance business, or

    - any of our less than 80%-owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter markets.

    "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:

    - mortgages on property existing at the time of acquisition of the property by us or any subsidiary, whether or not assumed,

    - mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time it becomes a restricted subsidiary,

    - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by us or a restricted subsidiary of ours (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 12 months after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property,

    - mortgages to secure indebtedness owing to us or to a restricted subsidiary,

    - mortgages existing at the date of the senior indenture,

    - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,

    - mortgages on property at the time of a sale or lease of the properties of a person as an entirety or substantially as an entirety to us or a restricted subsidiary,

    - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States,

    - mortgages for taxes, assessments or other governmental charges not yet due or payable without penalty that are being contested by us or a restricted subsidiary, and for which we have adequately reserved,

    - mortgages incurred in connection with an asset acquisition or a project financed with a non-recourse obligation, or

    - mortgages for materialmen's, mechanics', workmen's, repairmen's, landlord's mortgages for rent or other similar mortgages arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any restricted subsidiary in good faith and by appropriate proceedings,

    - mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property,

    - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

    The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of any dissolution, winding up, liquidation or reorganization of us, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities.

    In the event of insolvency, upon any distribution of our assets:

       - holders of subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full, and

       - our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

    DEFINITIONS RELATING TO SUBORDINATED DEBT SECURITIES

    "senior debt" means the principal, premium, if any, and unpaid interest on:

    - our indebtedness for borrowed money,

    - our obligations evidenced by bonds, debentures, notes or similar instruments,

    - our obligations under any interest rate swaps, caps, collars, options, and similar arrangements,

    - our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements,

    - our obligations under any credit swaps, caps, floors, collars and similar arrangements,

    - indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles,

    - our obligations as lessee under leases required to be capitalized on the balance sheet in conformity with generally accepted accounting principles,

    - all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

    - our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above, and

    - our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

    However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.

    The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

                          DESCRIPTION OF COMMON STOCK

    Our certificate of incorporation authorizes us to issue up to 4,800,000,000 shares of common stock. As of January 31, 2000 there were approximately 1,000,112,000 shares of common stock outstanding.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

    The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

    (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder,

    (2) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

       - by persons who are directors and also officers, and

       - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

    (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    (1) any merger or consolidation involving the corporation and the interested stockholder,

    (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

    (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

    (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

    (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                         DESCRIPTION OF PREFERRED STOCK

    Our certificate of incorporation authorizes us to issue up to 300,000,000 shares of preferred stock in one or more series. As of January 31, 2000, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors, however, has the authority without shareholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

    - the number of shares in any series,

    - the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock,

    - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative,

    - the voting rights of that series of preferred stock, if any,

    - any conversion provisions applicable to that series of preferred stock,

    - any redemption or sinking fund provisions applicable to that series of preferred stock,

    - the liquidation preference per share of that series of preferred stock, if any, and

    - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

    We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the certificate of designation for complete information. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

    Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

                      DESCRIPTION OF THE DEPOSITARY SHARES

    At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

    The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

    The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

DIVIDENDS

    The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

    In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

    In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

    If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 35 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

    Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

    Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

    - all outstanding depositary shares have been redeemed, or

    - there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement to be for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

MISCELLANEOUS

    The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

    Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will be, upon such exchange, the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

                          DESCRIPTION OF THE WARRANTS

GENERAL

    We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of the warrant agreement, you should refer to the provisions of the warrant agreement that will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

DEBT WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

    - the title of the debt warrants,

    - the offering price for the debt warrants, if any,

    - the aggregate number of the debt warrants,

    - the designation and terms of the debt securities purchasable upon exercise of the debt warrants,

    - if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security,

    - if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable,

    - the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise, which may be payable in cash, securities or other property,

    - the dates on which the right to exercise the debt warrants will commence and expire,

    - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time,

    - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form,

    - information with respect to book-entry procedures, if any,

    - the currency or currency units in which the offering price, if any, and the exercise price are payable,

    - if applicable, a discussion of material united states federal income tax considerations,

    - the antidilution provisions of the debt warrants, if any,

    - the redemption or call provisions, if any, applicable to the debt warrants, and

    - any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

    The prospectus supplement relating to a particular issue of warrants to issue our common stock or preferred stock will describe the terms of the warrants, including the following:

    - the title of the warrants,

    - the offering price for the warrants, if any,

    - the aggregate number of the warrants,

    - the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants,

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security,

    - if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable,

    - the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise,

    - the dates on which the right to exercise the warrants shall commence and expire,

    - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time,

    - the currency or currency units in which the offering price, if any, and the exercise price are payable,

    - if applicable, a discussion of material United States Federal income tax considerations,

    - the antidilution provisions of the warrants, if any,

    - the redemption or call provisions, if any, applicable to the warrants, and

    - any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

    We may sell the securities separately or together:

    - through one or more underwriters or dealers in a public offering and sale by them,

    - directly to investors, or

    - through agents.

    We may describe the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

    - at market prices prevailing at the times of sale,

    - at prices related to such prevailing market prices, or

    - at negotiated prices.

    We will describe the method of distribution of the securities in the prospectus supplement.

    Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

    We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

    All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

    Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

    Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus for us.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  THE COMPANY

                            HEWLETT-PACKARD COMPANY
                              3000 HANOVER STREET
                              PALO ALTO, CA 94034

                             TRUSTEE, REGISTRAR AND
                                  PAYING AGENT

                            CHASE MANHATTAN BANK AND
                                 TRUST COMPANY,
                              NATIONAL ASSOCIATION
                             101 CALIFORNIA STREET
                                   SUITE 2725
                            SAN FRANCISCO, CA 94111

                            LUXEMBOURG LISTING AGENT

                       BANQUE INTERNATIONALE A LUXEMBOURG
                                69, ROUTE D'ESCH
                               L-2953 LUXEMBOURG

                            LUXEMBOURG PAYING AGENT

                            THE CHASE MANHATTAN BANK
                                 5 RUE PLAETIS
                                  P.O. BOX 240
                               LUXEMBOURG, L-2012
                                   LUXEMBOURG

                                 LEGAL ADVISORS


             TO THE COMPANY:                                  TO THE UNDERWRITERS:

                                                            CRAVATH, SWAINE & MOORE
                                                                WORLDWIDE PLAZA
                                                               825 EIGHTH AVENUE
                                                            NEW YORK, NEW YORK 10019
     WILSON SONSINI GOODRICH & ROSATI
            650 PAGE MILL ROAD
     PALO ALTO, CALIFORNIA 94304-1050

                 INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

                           PRICEWATERHOUSECOOPERS LLP
                              10 ALMADEN BOULEVARD
                           SAN JOSE, CALIFORNIA 95113

                                     [LOGO]